Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-220465 on Form S-4 of Monarch Energy Holding, Inc. of our reports dated February 22, 2017, relating to the consolidated financial statements and financial statement schedule of Westar Energy, Inc. and subsidiaries, and the effectiveness of Westar Energy Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Westar Energy, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in this joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
October 6, 2017